Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Herbert L. Hornsby, Jr.

President and Chief Executive Officer

Cape Bancorp, Inc.

(609) 465-5600

Robert J. Boyer

Executive Vice President and Chief Financial Officer

Cape Bancorp, Inc.

(609) 465-5600

CAPE BANCORP, INC.

ANNOUNCES COMPLETION OF CONVERSION, STOCK OFFERING

AND ACQUISITION OF BOARDWALK BANCORP, INC.

Cape May Court House, New Jersey (January 31, 2008): Cape Bancorp, Inc. (the “Company”) announced today that it has completed its stock offering in connection with the mutual to stock conversion of Cape Savings Bank. As part of the conversion, Cape Savings Bank has changed its name to Cape Bank. The Company is a Maryland corporation that now serves as the stock holding company of Cape Bank as a result of the completion of the conversion. In addition, the Company has completed its acquisition of Boardwalk Bancorp, Inc. (NasdaqGM: BORD) (“Boardwalk”), located in Linwood, New Jersey.

The Company sold 7,820,000 shares of its common stock at $10.00 per share to depositors, Cape Bank’s tax qualified employee benefit plans and the general public in subscription, community and syndicated offerings. The Company also issued 547,400 shares of its common stock and contributed $782,000 in cash to The Cape Bank Charitable Foundation.

Shares of the Company’s common stock will trade on the Nasdaq Global Select Market on February 1, 2008 under the symbol “CBNJ.” Stock certificates for shares of Company common stock and interest checks to subscribers in the offering will be mailed on or about February 1, 2008.

Shareholders of Boardwalk as of the close of business on January 31, 2008 received total merger consideration of approximately $99.0 million, consisting of 4,946,121 shares of common stock of the Company and approximately $49.5 million in cash. Based on the total elections made by Boardwalk shareholders, Boardwalk shareholders who properly elected to receive Company common stock in the merger will receive 2.3 shares of Company common stock for each share of Boardwalk common stock, and Boardwalk shareholders who properly elected to receive cash in the merger will receive $23.00 in cash for each share of Boardwalk common stock. Boardwalk shareholders holding approximately 350,000 shares that did not make proper elections or did not participate in the election will receive a combination of 0.347775 shares of Company common stock and $19.5245 in cash for each share of Boardwalk common stock in accordance with the proration provisions set forth in the merger agreement requiring that 50% of the total merger consideration consist of Company common stock and 50% consist of cash. Cash will be paid in lieu of fractional shares at a rate of $10.00 per share. The merger consideration is expected to be mailed to former Boardwalk shareholders on or about February 7, 2008. Boardwalk shareholders whose shares of common stock are held in street name will have their elections effected automatically.

As a result of the transactions, the Company will have 13,313,521 issued and outstanding shares, subject to adjustment for cash payments in lieu of fractional shares.

Stifel, Nicolaus & Company, Incorporated served as financial advisor to the Company and Cape Bank regarding the conversion and acquisition. Stifel, Nicolaus & Company, Incorporated also served as marketing agent in the subscription and community offerings as well as sole book-running manager in the syndicated community offering. Luse Gorman Pomerenk & Schick, P.C. served as counsel to the Company and Cape Bank. Muldoon Murphy & Aguggia LLP served as counsel to Stifel, Nicolaus & Company, Incorporated in the offering. Janney Montgomery Scott LLC served as financial advisor and Stevens & Lee P.C. served as legal counsel to Boardwalk and Boardwalk Bank regarding the merger.

Forward Looking Statements

This news release contains certain forward looking statements. Forward looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward looking statements, by their nature, are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward looking statements speak only as of the date they are made. Cape Bancorp, Inc., Cape Bank and Boardwalk Bancorp do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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